Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent petroleum engineers, we hereby consent to the references to our firm and inclusion of information contained in our third party letter report dated February 22, 2019 on the proved reserves of Newfield Exploration Company (the “Letter Report”), in the context in which they appear, in this Current Report on Form 8-K of Encana Corporation, as well as in the notes to the consolidated financial statements of Newfield Exploration Company incorporated therein.

We have also consented to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-216395) and on Form S-8 (File Nos. 333-124218, 333-85598, 333-140856 and 333-188758) of Encana Corporation, in accordance with the requirements of the Securities Act of 1933, as amended, of the references to our name, inclusion of information contained in the Letter Report, as well as to the references to our Letter Report, which appears in this Current Report on Form 8-K of Encana Corporation, in the context in which they appear.

We further consent to the inclusion of our Letter Report as Exhibit 99.5 in this Current Report on Form 8-K of Encana Corporation.

/s/ Ryder Scott Company, L.P.
Ryder Scott Company, L.P.
TBPE Firm Registration No. F-1580

Denver, Colorado

February 28, 2019